Westway Group, Inc. Announces Further Expansion at Houston Terminal Location

New Orleans, Feb. 10, 2011 (GLOBE NEWSWIRE) – Westway Group, Inc. (NASDAQ: WWAY) (“Westway” or the “Company”) today announced that its subsidiary Westway Terminal Company LLC is in the process of further expanding the capacity of its Houston 1 site. The addition will include four new tanks totaling approximately 4.2 million gallons of capacity in the aggregate, as well as two new dock lines. Construction is scheduled to begin in February 2011, with completion expected in the latter half of 2011. After completion, the Houston 1 facility will have a total capacity of approximately 66 million gallons.

Commenting on this project, Gene McClain, President of Westway Terminal Co. LLC, stated that “This expansion will allow Westway to satisfy the increasing demand for storage. Additionally, we will continue to evaluate other opportunities to expand our global capacity, consistent with our dedication to provide superior customer service and flexibility to meet the needs of our customers.

Forward-Looking Statements. This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. Important factors that might cause our results to differ materially from our forward-looking statements include but are not limited to possible delays in construction due to adverse weather conditions, disputes with contractors, environmental issues, or labor disputes. Other factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our previous SEC filings.

About Westway Group, Inc. Westway is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements. Westway currently operates an extensive global network of 62 operating facilities providing approximately 350 million gallons of total bulk liquid storage capacity and 37 facilities producing approximately 1.5 million tons of liquid feed supplements annually. Our bulk liquid storage business is a global business with infrastructure that includes a network of terminals offering storage to manufacturers and consumers of agricultural and industrial liquids, located at key port and terminal locations throughout North America and in Western Europe and Asia. Our liquid feed supplements business produces liquid animal feed supplements that are sold directly to end users and feed manufacturers, primarily supplying the beef and dairy livestock industries in North America.

Contact: Thomas A. Masilla, Jr. Chief Financial Officer 504-636-4245